Exhibit 99.1

For Immediate Release

SL INDUSTRIES, INC. ANNOUNCES FINANCIAL RESULTS FOR
ITS THIRD QUARTER ENDED SEPTEMBER 30, 2010

MT. LAUREL, NEW JERSEY, November 8, 2010 . . . SL INDUSTRIES, INC. (NYSE AMEX:SLI) announced today that net sales for the third quarter ended September 30, 2010 were $49.1 million, compared to $36.4 million for the third quarter last year, an increase of $12.7 million, or 35%.  Income from continuing operations increased 24% to $2.3 million, or $0.38 per diluted share, compared to income from continuing operations of $1.9 million, or $0.31 per diluted share, for the same period in 2009.

Net sales from continuing operations for the nine months ended September 30, 2010 were $139.1 million, compared to net sales of $107.6 million for the nine months ended September 30, 2009, an increase of $31.5 million, or 29%. Income from continuing operations for the nine months ended September 30, 2010 increased 219% to $5.7 million, or $0.93 per diluted share, compared to income from continuing operations of $1.8 million, or $0.30 per diluted share, for the same period last year.

Loss from discontinued operations, net of tax, was $1.5 million (which includes a charge of $0.8 million, net of tax, related to environmental remediation) for the first nine months of 2010, compared to a loss from discontinued operations, net of tax, of $0.4 million for the same period last year.

For the nine month period ended September 30, 2010, the Company recorded net income of $4.2 million, or $0.69 per diluted share, up 215% when compared to net income of $1.3 million, or $0.22 per diluted share, for the same period last year.

The Company’s four business segments all recorded improved results for the first nine months of 2010. SL Power Electronics Corp. recorded net sales of $58.4 million and operating income of $4.5 million, as compared to net sales of $39.5 million and operating income of $62,000 for the same period in 2009. The High Power Group recorded net sales of $41.1 million and operating income of $3.7 million, as compared to net sales of $33.1 million and operating income of $2.5 million for the same period last year. SL Montevideo Technology, Inc. recorded net sales of $22.9 million and operating income of $3.2 million, as compared to net sales of $20.5 million and operating income of $3.1 million for the first nine months of 2009. And RFL Electronics Inc. recorded net sales of $16.7 million and operating income of $2.3 million, as compared to net sales of $14.4 million and operating income of $1 million, for the same period last year.

Commenting on the results, William Fejes, President and Chief Executive Officer of SL Industries, said, “Despite the measured pace of the global economic recovery, we are encouraged by our operating results, the amount of new orders, and the level of our backlog. While sales for the first nine months of 2010 increased by 29%, total operating expenses (which includes engineering and product development expenses, selling, general and administrative expenses and depreciation and amortization), as a percentage of sales, decreased from 31% for the first nine months of 2009 to 26% for the first nine months in 2010.”

“During 2009, the Company experienced a significant decrease in sales and income due to the global economic downturn. Demand for the Company’s products has continued to increase in the third quarter of 2010, compared to the third quarter of 2009 as well as for the first nine months of 2010, compared to the same period in 2009.”

“The Company reported net new orders of $49.9 million in the third quarter of 2010, compared to net new orders of $34.9 million in the third quarter of 2009, an increase of 43%. At September 30, 2010, the Company’s backlog increased to $74.4 million, compared to $50.0 million a year earlier, an increase of 49%.”

Fejes elaborated, “SL Power Electronics, which had been negatively impacted the most in 2009 by the global economic downturn, has rebounded nicely in the first nine months of 2010 with sales up $18.9 million, or 48%, and income from operations of $4.5 million, compared to $62,000 in 2009. The High Power Group also had a significant increase in sales of $7.9 million, or 24%, and generated income from operations of $3.7 million, compared to $2.5 million for the nine months ending September 30, 2009. As the High Power Group’s sales increased, operating costs, as a percentage of sales, decreased by approximately 3%.”

Fejes added, “Corporate and other expenses, which relate to corporate administration, strategic management and oversight, capital financing, risk management, corporate governance and controls, legal and litigation activities and public reporting expenses were $5.0 million for the nine month period ended September 30, 2010, compared to $4.3 million for the same period in 2009. This increase was largely due to higher legal fees and accrued severance costs for two former executives.”

“As the recovery continues, we will remain focused on sales opportunities and improving efficiencies that better leverage the Company’s resources. The Company’s lean initiatives, both on the factory floor as well as throughout the Company, are well underway. As stated previously, the Company has significantly increased its net new orders and backlog when compared to 2009.  We are encouraged about our future prospects. As of September 30, 2010, the Company maintained a cash balance of $10.9 million and had no outstanding bank debt. The Company did have, however, $0.5 million in outstanding letters of credit.”

“The Company announced a modified “Dutch Auction” tender offer to purchase up to $20 million in shares of its common stock on September 14, 2010 (the “Tender Offer”). The Tender Offer expired on October 13, 2010. Based on the final count an aggregate of 1,334,824 shares of common stock were purchased at $14.50 per share. The aggregate purchase price that has been paid by the Company in connection with the Tender Offer is $19.4 million. The Company paid for the tender with available cash and $7.5 million in borrowings from its 2008 Credit Facility.”

About SL Industries, Inc.
SL Industries, Inc. designs, manufactures and markets power electronics, power motion, power protection, teleprotection and communications equipment and systems that is used in a variety of medical, aerospace, computer, datacom, industrial, telecom, transportation and electric power utility applications.  For more information about SL Industries, Inc. and its products, please visit the Company’s web site at www.slindustries.com.

Forward-Looking Statements
This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and the following:  the effectiveness of the cost reduction initiatives undertaken by the Company, changes in demand for the Company's products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, constraints on supplies of critical components, excess or shortage of production capacity, difficulties encountered in the integration of acquired businesses and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports.  In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions.  Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

Contact:
Louis J. Belardi, Chief Financial Officer
E-mail:  Louis.Belardi@slindustries.com
Phone:  856-727-1500, ext. 5525
Facsimile:  856-727-1683

SL INDUSTRIES, INC.
SUMMARY CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30,	December 31,
	2010	2009
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$10,857	$9,967
Receivables, net	31,666	22,388
Inventories, net	21,492	18,815
Other current assets	6,901	4,743
Total current assets	70,916	55,913

Property, plant and equipment, net	8,970	9,274
Intangible assets, net	26,997	27,708
Other assets	5,339	6,556
Total assets	$112,222	$99,451

LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities	$30,536	$20,849
Other liabilities	9,032	9,502
Shareholders' equity	72,654	69,100
Total liabilities and shareholders' equity	$112,222	$99,451

SL INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Net sales.	$49,141	$36,379	$139,064	$107,568

Cost and expenses:
Cost of products sold	33,120	23,921	93,842	71,825
Engineering and product development	3,386	2,813	9,567	9,037
Selling, general and administrative	8,756	6,452	24,697	21,229
Depreciation and amortization	709	794	2,281	2,611
Restructuring charges	0	16	0	550
Total cost and expenses	45,971	33,996	130,387	105,252

Income from operations	3,170	2,383	8,677	2,316
Other income (expense):
Amortization of deferred financing costs	(61)	(68)	(182)	(163)
Fire related loss, net	(1)	0	(109)	0
Interest income	1	1	2	7
Interest expense	(7)	(18)	(49)	(64)

Income from continuing operations before income taxes	3,102	2,298	8,339	2,096

Income tax provision	777	422	2,675	322
Income from continuing operations	2,325	1,876	5,664	1,774
(Loss) from discontinued operations, net of tax	(267)	(157)	(1,466)	(440)
Net income	$2,058	$1,719	$4,198	$1,334

Basic net income (loss) per common share
Income from continuing operations	$0.38	$0.31	$0.93	$0.30
(Loss) from discontinued operations, net of tax	(0.04)	(0.03)	(0.24)	(0.07)
Net income	$0.34	$0.28	$0.69	$0.22 *

Diluted net income (loss) per common share
Income from continuing operations	$0.38	$0.31	$0.93	$0.30
(Loss) from discontinued operations, net of tax	(0.04)	(0.03)	(0.24)	(0.07)
Net income	$0.34	$0.28	$0.69	$0.22 *

Shares used in computing basic net income (loss)
per common share	6,043	6,036	6,065	5,991
Shares used in computing diluted net income (loss)
per common share	6,079	6,050	6,100	5,996

SL INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Net income	$2,058	$1,719	$4,198	$1,334
Other comprehensive income, net of tax:
Foreign currency translation	32	14	23	5
Comprehensive income	$2,090	$1,733	$4,221	$1,339

* Earnings per share does not total due to rounding.